EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2022 Results

 FORT COLLINS, Colo., Jan. 31, 2022 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2022. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

First Quarter Overview

  Net sales were $542 million, compared to $538 million, an increase of 1 percent.
  Net earnings were $30 million, or $0.47 per share, compared to net earnings of $42 million, or $0.64 per share.
  Adjusted net earnings1 were $36 million, or $0.56 per share.
  Net cash provided by operating activities was $39 million compared to $147 million. Free cash flow1 was $26 million compared to $139 million. Adjusted free cash flow1 was $27 million.

“Although we saw positive signs of recovery in the quarter across most of our end markets, ongoing industry-wide COVID-19 related disruptions, including supply chain constraints and labor shortages, adversely impacted our operations and caused some customer-initiated shipment delays,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “In Aerospace, passenger traffic continues to recover, while defense spending remained flat. Our Industrial segment benefitted from increased demand in marine transportation and power generation as well as a recovering oil and gas market, while the China natural gas truck market remains challenging. Although we expect an uneven market recovery, we are seeing green shoots throughout the business, and we remain confident in our ability to deliver on our previously issued fiscal 2022 outlook.”

First Quarter Company Results

Net sales for the first quarter of fiscal 2022 were $542 million, compared to $538 million for the first quarter of last year, an increase of 1 percent. Sales for the first quarter were negatively impacted by approximately $70 million due to ongoing industry-wide COVID-19 related disruptions.

Net earnings were $30 million, or $0.47 per share, for the first quarter of 2022, compared to $42 million, or $0.64 per share, in the first quarter last year. Adjusted net earnings for the first quarter of 2022 were $36 million, or $0.56 per share. There were no adjustments made to net earnings in the prior year first quarter.

EBIT1 was $45 million for the first quarter of 2022, compared to $56 million for the first quarter of the prior year. Adjusted EBIT1 was $53 million for the first quarter of 2022. There were no adjustments to EBIT in the first quarter of the prior year.

The effective tax rate was 19.7 percent for the first quarter of 2022, compared to 12.6 percent for the prior year period. The adjusted effective tax rate1 for the first quarter of 2022 was 20.6 percent. There were no adjustments to the effective tax rate in the first quarter of the prior year.

Segment Results

Aerospace

Aerospace segment net sales for the first quarter of fiscal 2022 were $336 million, compared to $322 million for the first quarter a year ago, an increase of 5 percent.

Continued recovery in passenger traffic and increasing aircraft utilization drove significant growth in commercial OEM and aftermarket sales compared to the prior year quarter. Defense sales were down compared to the prior year quarter due to both continued weakness in guided weapons and lower defense aftermarket sales.

Segment earnings for the first quarter of 2022 were $51 million, compared to $46 million for the same period of the prior year. Segment earnings as a percent of segment net sales were 15.2 percent for the first quarter of 2022, compared to 14.4 percent in the same quarter of the prior year. The increase in segment earnings was primarily a result of the significantly higher commercial OEM and aftermarket volume.

Industrial

Industrial segment net sales for the first quarter of fiscal 2022 were $205 million, compared to $216 million for the first quarter of the prior year, a decrease of 5 percent. Industrial sales for the first quarter of 2022 declined primarily due to weakness in China natural gas engines, partially offset by higher marine sales.

Industrial segment earnings for the first quarter of 2022 were $24 million, or 11.5 percent of segment net sales, compared to $33 million, or 15.2 percent of segment net sales, for the prior year quarter. Industrial segment earnings decreased primarily as a result of lower sales volume, as well as product mix and net inflationary impacts.

Nonsegment

Nonsegment expenses were $29 million for the first quarter of fiscal 2022, compared to $23 million for the prior year. Adjusted nonsegment expenses1 were $21 million for the first quarter of 2022. There were no adjustments to nonsegment expenses in the prior year period. Adjusted nonsegment expenses for the first quarter of 2022 excludes costs related to business development activities and a charge associated with a non-recurring matter unrelated to the ongoing operations of the business.

Cash Flow and Financial Position

Net cash provided by operating activities for the first quarter of fiscal year 2022 was $39 million, compared to $147 million for the prior year. Payments for property, plant, and equipment for the first quarter of 2022 were $13 million, compared to $7 million for the first quarter of 2021.

Free cash flow for the first quarter of 2022 was $26 million compared to $139 million for the prior year. The decrease in free cash flow was primarily related to working capital increases to support this year’s anticipated growth. Adjusted free cash flow was $27 million. There were no adjustments to cash flow in the prior year first quarter.

During the first quarter of fiscal 2022, $37 million was returned to stockholders in the form of $10 million of dividends and $27 million of repurchased shares under a board authorized share repurchase program.

Total debt was $730 million at December 31, 2021, compared to $747 million at December 31, 2020. Debt-to-EBITDA1 leverage at December 31, 2021, was 1.7 times EBITDA, consistent with the prior year period.

Fiscal Year 2022 Outlook

COVID-19 related disruptions persisted in the quarter, although improvement is anticipated in the remainder of fiscal year 2022.

Total net sales for fiscal 2022 are expected to be between $2.45 and $2.65 billion. Aerospace and Industrial sales growth percentages are each expected to be in the low double digits to mid-teens.

Aerospace segment earnings as a percent of segment net sales are expected to increase over last fiscal year by approximately 200 to 300 basis points, primarily due to the increased sales volume in both commercial OEM and aftermarket, partially offset by lower guided weapon sales and the anticipated return of annual variable incentive compensation costs. Industrial segment earnings as a percent of segment net sales are expected to be approximately flat to up by 150 basis points over last fiscal year, primarily due to the increased sales volume, partially offset by the anticipated return of annual variable incentive compensation costs. Growth and profitability in both segments could be negatively affected if current COVID-19 and supply chain disruptions do not improve, or if the pace of inflation puts additional pressure on labor and material costs.

The adjusted effective tax rate is expected to be approximately 21 percent.

Adjusted free cash flow is expected to be approximately $315 million, generating an adjusted free cash flow conversion rate of greater than 100 percent. As the anticipated sales growth returns, we expect higher working capital requirements, primarily driven by accounts receivable. Also, capital expenditures are expected to increase over last fiscal year by approximately $30 million.

Adjusted earnings per share is expected to be between $3.55 and $3.95 based on approximately 66 million of fully diluted weighted average shares outstanding. The favorable impacts of sales growth and productivity improvements in both segments are being partially offset by the expected return of annual variable compensation costs, inflationary pressures, and a higher tax rate.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, January 31, 2022, to provide an overview of the financial performance for the first quarter of fiscal year 2022, business highlights, and outlook for the remainder of fiscal 2022. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 6258645. An audio replay will be available by telephone from 7:30 p.m. EST on January 31, 2022 until 11:59 p.m. EST on February 14, 2022. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 6258645.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is the global leader in the design, manufacturing, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our business and financial outlook for fiscal 2022, including trends in our business, statements about the continued and expected or potential effects of the COVID-19 pandemic on our business and the management of our business, including supply chain constraints and labor shortages, the continued market volatility and expected uneven recovery in our markets, the ongoing challenges in the China natural gas truck market, the continued and expected uncertainty and volatility around the pace of recovery in our markets, the strength of our financial position and our ability to maintain our financial position, the anticipated return of annual variable incentive compensation, our ability to effectively deliver on our fiscal 2022 outlook, and expectations related to the performance of our segments and specific markets within those segments, and our future sales and the anticipated future sales growth, earnings, earnings per share and adjusted earnings per share, segment earnings as a percent of segment net sales, cash flows, free cash flows and adjusted free cash flows, working capital and the anticipated higher working capital requirements, expected increases in capital expenditures, and effective tax rate. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the COVID-19 pandemic and related significant volatility in financial, product, service, commodities (including oil and gas) and other markets and industries (including the aviation industry); a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets, including inflationary pressures; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring efforts; Woodward’s ability to successfully manage competitive factors, including prices, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s suppliers to perform contractual obligations and to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases, delays or changes in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters and COVID-19 related impacts, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation, such as diseases, epidemics, pandemics and natural disasters, and increasing emissions standards; any adverse effects on Woodward’s operations due to cybersecurity breaches or other information technology system interruptions or intrusions; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as well as its Quarterly Report on Form 10-Q for the first quarter ended December 31, 2021, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended
	December 31,
	2021	2020

Net sales	$541,586	$537,619
Costs and expenses:
Cost of goods sold	419,151	401,640
Selling, general, and administrative expenses	62,306	56,111
Research and development costs	25,392	31,996
Interest expense	8,306	8,906
Interest income	(641)	(495)
Other (income) expense, net	(10,674)	(8,123)
Total costs and expenses	503,840	490,035
Earnings before income taxes	37,746	47,584
Income taxes	7,441	6,014
Net earnings	$30,305	$41,570

Earnings per share amounts:
Basic earnings per share	$0.48	$0.66
Diluted earnings per share	$0.47	$0.64
Weighted average common shares outstanding:
Basic	63,094	62,812
Diluted	65,099	64,892

Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.0813

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	December 31,	September 30,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$426,982	$448,462
Accounts receivable	506,216	523,051
Inventories	451,834	419,971
Income taxes receivable	8,928	12,071
Other current assets	52,771	61,168
Total current assets	1,446,731	1,464,723
Property, plant, and equipment, net	934,403	950,569
Goodwill	800,022	805,333
Intangible assets, net	538,782	559,289
Deferred income tax assets	13,970	14,066
Other assets	301,332	297,024
Total assets	$4,035,240	$4,091,004

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$424	$728
Accounts payable	165,867	170,909
Income taxes payable	17,004	11,481
Accrued liabilities	146,213	183,139
Total current liabilities	329,508	366,257
Long-term debt, less current portion	729,826	734,122
Deferred income tax liabilities	156,169	157,936
Other liabilities	596,305	617,908
Total liabilities	1,811,808	1,876,223
Stockholders’ equity	2,223,432	2,214,781
Total liabilities and stockholders’ equity	$4,035,240	$4,091,004

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2021	2020
Net cash provided by operating activities	$39,290	$146,725

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(13,123)	(7,263)
Proceeds from sale of assets	1	48
Payments for purchases of short-term investments	-	(2,740)
Proceeds from sales of short-term investments	7	-
Net cash used in investing activities	(13,115)	(9,955)

Cash flows from financing activities:
Cash dividends paid	(10,247)	(5,102)
Proceeds from sales of treasury stock	3,198	10,855
Purchase of treasury stock	(39,258)	-
Borrowings on revolving lines of credit and short-term borrowings	-	74,400
Payments on revolving lines of credit and short-term borrowings	-	(74,400)
Payments of long-term debt and finance lease obligations	(381)	(100,395)
Net cash used in financing activities	(46,688)	(94,642)
Effect of exchange rate changes on cash and cash equivalents	(967)	6,483
Net change in cash and cash equivalents	(21,480)	48,611
Cash and cash equivalents at beginning of year	448,462	153,270
Cash and cash equivalents at end of period	$426,982	$201,881

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2021	2020
Net sales:
Aerospace	$336,435	$321,667
Industrial	205,151	215,952
Total consolidated net sales	$541,586	$537,619
Segment earnings*:
Aerospace	$51,083	$46,466
As a percent of segment net sales	15.2%	14.4%
Industrial	23,693	32,888
As a percent of segment net sales	11.5%	15.2%
Total segment earnings	74,776	79,354
Nonsegment expenses	(29,365)	(23,359)
EBIT	45,411	55,995
Interest expense, net	(7,665)	(8,411)
Consolidated earnings before income taxes	$37,746	$47,584

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$13,123	$7,263
Depreciation expense	$21,033	$22,608

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	December 31, 2021			December 31, 2020
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$37,746	$30,305	$0.47	$47,584	$41,570	$0.64
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	5,000	3,750	0.06	-	-	-
Business development activities	2,982	2,236	0.03	-	-	-
Total non-U.S. GAAP adjustments	7,982	5,986	0.09	-	-	-
Adjusted earnings (Non-U.S. GAAP)	$45,728	$36,291	$0.56	$47,584	$41,570	$0.64

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2021	2020
Net earnings (U.S. GAAP)	$30,305	$41,570
Income taxes	7,441	6,014
Interest expense	8,306	8,906
Interest income	(641)	(495)
EBIT (Non-U.S. GAAP)	45,411	55,995
Non-U.S. GAAP adjustments*	7,982	-
Adjusted EBIT (Non-U.S. GAAP)	$53,393	$55,995

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2021	2020
Net earnings (U.S. GAAP)	$30,305	$41,570
Income taxes	7,441	6,014
Interest expense	8,306	8,906
Interest income	(641)	(495)
Amortization of intangible assets	9,688	10,469
Depreciation expense	21,033	22,608
EBITDA (Non-U.S. GAAP)	76,132	89,072
Non-U.S. GAAP adjustments*	7,982	-
Adjusted EBITDA (Non-U.S. GAAP)	$84,114	$89,072

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended December 31,
	2021	2020
Nonsegment expenses (U.S. GAAP)	$29,365	$23,359
Non-recurring matter unrelated to the ongoing operations of the business	(5,000)	-
Business development activities	(2,982)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)	$21,383	$23,359

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended December 31,
	2021	2020

Net cash provided by operating activities (U.S. GAAP)	$39,290	$146,725
Payments for property, plant, and equipment	(13,123)	(7,263)
Free cash flow (Non-U.S. GAAP)	26,167	139,462
Cash paid for business development activities	770	-
Cash paid for restructuring charges	505	-
Adjusted free cash flow (Non-U.S. GAAP)	$27,442	$139,462

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) costs related to business development activities and (ii) a charge related to a non-recurring matter unrelated to the ongoing operations of the business. Woodward believes that these items are short-term costs or charges and are otherwise not related to the ongoing operations of the business. Therefore, Woodward uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash payments for costs related to business development activities and restructuring activities. Management believes these adjustments to free cash flow better portray Woodward’s operating performance. Guidance with respect to non-U.S. GAAP measures as provided in this release excludes, as applicable, costs, charges and payments related to (i) business development activities, and (ii) restructuring activities.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com